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                                                                    EXHIBIT 99.1
[KULICKE & SOFFA LETTERHEAD]

NEWS For Immediate Release


  KULICKE & SOFFA ANNOUNCES OFFERING OF CONVERTIBLE SUBORDINATED NOTES

Willow Grove, PA-August 7, 2001-Kulicke & Soffa Industries Inc. (Nasdaq: KLIC) today announced its intention, subject to market and other conditions, to raise approximately $100 million (excluding proceeds of an over-allotment option, if any) through a private offering of convertible subordinated notes due 2006 to certain qualified institutional investors. No other details were provided.

The Company stated that it intends to use a portion of the net proceeds of the offering to repay the remaining $47.0 million of indebtedness outstanding under its credit facility and use the balance for working capital and general corporate purposes.

The notes and the common stock issuable upon conversion have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes and common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities. Any offer of the securities will be made only by means of a private offering memorandum.

Kulicke & Soffa designs, manufactures and markets capital equipment, packaging materials, and test interconnect solutions, and provides flip chip bumping services for sale to companies that manufacture and assemble semiconductor devices.

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CONTACT
Nancy R. Kyle
Director, Investor Relations
215-784-6436 phone
215-784-6167 fax
nkyle@kns.com

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